Exhibit 99.1

Doma Closes Previously Announced Go Private Transaction

September 27, 2024

SAN FRANCISCO–(BUSINESS WIRE)–Doma Holdings, Inc. (NYSE: DOMA), a leading force for innovation in the real estate industry, today announced that it has closed on its previously announced plan of merger (the “transaction”) with Title Resources Group (“TRG”), one of the nation’s leading title insurance underwriters, following the receipt of all required stakeholder approvals. Doma’s underwriting division, Doma Title Insurance, Inc., will operate as a subsidiary of TRG.  Doma’s technology division, renamed Doma Technology LLC (“Doma TechCo”), will operate on a separately capitalized basis, with a new board chaired by mortgage technology leader Alan Colberg, former Chief Executive Officer of Assurant, Inc.  TRG and Doma TechCo will operate as sister companies, with Centerbridge Partners, L.P., the largest shareholder in TRG and, through a subsidiary, the majority owner of Doma TechCo.  Hudson Structured Capital Management, which also participated in the transaction, will hold a significant ownership stake in Doma TechCo.

“We are thrilled to have closed this transaction for all of our stakeholders,” said Max Simkoff, Doma TechCo CEO.  “With the acquisition behind us, we look forward to focusing on growing our business and continuing to innovate for the benefit of American homeowners.”

“We are excited to begin the next chapter of TRG’s proud history. We look forward to getting to work bringing these two companies together, and providing our collective customers with excellent underwriting services” Scott McCall, president and CEO of TRG, said.

Advisors

Houlihan Lokey Capital, Inc. acted as financial advisor to the special committee of the Doma Board of Directors and Latham & Watkins acted as legal counsel for the special committee of the Doma Board of Directors. Davis Polk & Wardwell LLP actied as Doma’s legal counsel and Mayer Brown LLP acted as Doma’s insurance regulatory counsel. Willkie Farr & Gallagher LLP acted as legal counsel to TRG. Morrison Foerster LLP acted as legal counsel to the Lennar Stockholders.

About Doma Holdings, Inc.

Doma is a real estate technology company that is innovating a century-old industry by building an instant and frictionless home closing experience for buyers and sellers. Doma uses proprietary machine intelligence technology and deep human expertise to create a vastly more simple and affordable experience for everyone involved in a residential real estate transaction, including current and prospective homeowners, mortgage lenders, title agents, and real estate professionals. With Doma, what used to take days can now be done in minutes, replacing an arcane and cumbersome process with a digital experience designed for today’s world. To learn more visit doma.com.

About Title Resources Group (TRG)

Title Resources Group—the underwriter built for the real estate industry—is one of the nation’s largest title insurance underwriters, according to the American Land Title Association’s 2024 market share data. On a mission to provide knowledgeable and responsible underwriting solutions to a growing network of title insurance agents and strategic partners across America, TRG is dedicated to growing lifelong relationships and maintaining quality through integrity and financial stability.  TRG is Demotech and A.M. Best rated for strong financial and operating performance and has operated profitably since inception without a net operating loss in any fiscal year. For more information, please visit www.TRGUW.com.

SOURCE Doma Holdings, Inc.